Exhibit 99.1
Across America Signs Agreement to Finance 10 Carl’s Jr. Restaurants.
Denver, Colorado (January 25, 2007) - Across America Real Estate Corp. (AARD.OB) has signed a non-binding letter of intent with DevelopCo, LLC to finance the development of 10 new Carl’s Jr. restaurants in the western United States.
The Company signed this agreement with DevelopCo, LLC, a preferred developer for Carl’s Jr. Restaurants. These restaurants These restaurants are scheduled to be built for CKE Restaurants, INC., based in Carpenteria, CA, which owns, operates, franchises or licenses approximately 3,160 quick service or fast casual restaurants in the United States, operating primarily under the Carl’s Jr., Hardees, La Salsa Fresh Mexican Grill, and Green Burrito brands.
Across America Real Estate provides 100% retail financing for developers of major brands. DevelopCo, LLC, based in Eugene, OR, has operated in the small box retail development area for several years and has developed for such well known brands as Walgreen’s and Staples.
“This is a terrific match for everyone involved,” said Across America CEO, Ann Schmitt. “Partnering with DevelopCo to provide them the financial capability to build these sites quickly and efficiently for Carl’s Jr. is what we’re all about.” Peter Thomas, President of DevelopCo added, “This will significantly increase our capability to deliver new stores for Carl’s Jr. The Across America program is simple and easy to use for a developer that needs to accelerate its growth to meet customer demand.”
About Across America Real Estate Corp.
Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% financing for rapid retail expansion. The Company operates in the niche that is small pad retail market in the commercial real estate industry. Across America provides guidance and creates financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us
For more information please contact:
Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com
This press release may contain certain information about Across America’s business prospects and financial projections. These are only prospects and projections based upon good faith current expectations by the management of Across America. This information is based on assumptions as to future events that are inherently uncertain and subjective. Across America makes no representation or warranty as to the attainability of such assumptions or as to whether future results will occur as projected. You are expected to conduct your own investigation with regard to Across America and its prospects. Across America assumes no obligation to update the information in this press release.